Exhibit 5

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX WWW.FOLEY.COM

May 3, 2019

Mayville Engineering Company, Inc.

715 South Street

Mayville, Wisconsin 53050

Ladies and Gentlemen:

We have acted as counsel for Mayville Engineering Company, Inc., a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-1, as amended (Registration No. 333-230840) (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale (the “Offering”) of up to 7,187,500 shares of the Company’s common stock, no par value per share (the “Shares”), including up to 937,500 shares issuable upon exercise of an option granted to the underwriters by the Company. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, including the Prospectus, and the exhibits constituting a part of the Registration Statement; (b) the Underwriting Agreement; (c) the forms of Amended and Restated Articles of Incorporation and Bylaws of the Company, each as filed as exhibits to the Registration Statement; (d) resolutions of the Board of Directors and the sole shareholder of the Company relating to the Offering and the issuance of the Shares; and (e) such other proceedings, documents and records as we have deemed necessary or appropriate to enable us to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

Based upon and subject to the foregoing and the other matters set forth herein, and having regard for such legal considerations as we deem relevant, we are of the opinion that upon the effectiveness of the Company’s Amended and Restated Articles of Incorporation, a form of which has been filed as Exhibit 3.1 to the Registration Statement, the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the State of Wisconsin and the federal laws of the United States.

Jay O. Rothman, a partner in the firm of Foley & Lardner LLP, is a director of the Company.

AUSTIN BOSTON CHICAGO DALLAS DENVER	DETROIT HOUSTON JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

May 3, 2019

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ Foley & Lardner LLP
FOLEY & LARDNER LLP